Exhibit 8.1

Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 davispolk.com

May 8, 2026

Re: Material U.S. Federal Income Tax Considerations

Banco Bilbao Vizcaya Argentaria, S.A.

Calle Azul, 4

28050 Madrid

Spain

Ladies and Gentlemen:

Banco Bilbao Vizcaya Argentaria, S.A., a sociedad anónima organized under the laws of the Kingdom of Spain (the “Company”), has filed with the Securities and Exchange Commission a Prospectus Supplement (the “Prospectus Supplement”) pursuant to Rule 424(b)(2) under the United States Securities Act of 1933, as amended (the “Securities Act”). The Prospectus Supplement relates to the Company’s Registration Statement on Form F-3 (File No. 333-289121) (the “Registration Statement”) and has been filed in connection with the Company’s offering of the series 16 non-step-up non-cumulative contingent convertible perpetual preferred tier 1 securities (the “Preferred Securities”).

We have examined such matters of fact and law as we have deemed necessary or advisable for the purpose of rendering our opinion.

We hereby confirm that our opinion as to the material U.S. federal income tax consequences of an investment in Preferred Securities to U.S. Holders is set forth under the caption “U.S. Tax Considerations” in the Registration Statement, insofar as it relates to contingent convertible preferred securities, as supplemented or superseded by the discussion under “Material U.S. Federal Income Tax Considerations” in the Prospectus Supplement.

We are members of the Bar of the State of New York, and we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York and the federal laws of the United States.

We hereby consent to the use of our name under the caption “Material U.S. Federal Income Tax Considerations” included in the Prospectus Supplement and to the filing, as an exhibit to the Registration Statement, of this letter. In giving such consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP